Exhibit 10.4

FARM CREDIT OF SOUTHWEST FLORIDA, ACA

SECOND AMENDED AND RESTATED RLOC NOTE

(Reduced from $125,000,000.00)

$75,000,000.00

Arcadia, Florida

March 30, 2009

Loan Number 075 085457846-04

FOR VALUE RECEIVED, ALICO, INC., a FLORIDA CORPORATION (“BORROWER”) PROMISES TO PAY TO THE ORDER OF FARM CREDIT OF SOUTHWEST FLORIDA, ACA, FOR ITSELF AND AS AGENT/NOMINEE FOR OTHER LENDING INSTITUTIONS HAVING AN INTEREST, DIRECT OR INDIRECT, IN THIS SECOND AMENDED AND RESTATED RLOC NOTE (THE “NOTE”) AND ALL DOCUMENTS, INSTRUMENTS AND AGREEMENT PERTAINING THERETO, ITS SUCCESSORS AND/OR ASSIGNS (hereinafter called “Lender”), at the office of Lender at 330 North Brevard Avenue, Arcadia, Florida 34266, or at such other place as the holder may designate in writing, on the RLOC Maturity Date (as defined in the Amended and Restated Loan Agreement between Borrower, Guarantors named therein and Lender, dated May 26, 2006, as amended by that first amendment on August 30, 2007, by that second amendment on February 26, 2008, by that third amendment on March 25, 2008, by that fourth amendment on September 3, 2008, and on even date herewith (collectively, the “Loan Agreement”)) in immediately available funds the principal sum of Seventy-Five Million and No/100 Dollars ($75,000,000.00), or so much thereof as may be advanced from time to time. This Note amends and restates in its entirety, and is not considered a novation of, that certain Amended and Restated RLOC Note in the original principal amount of $125,000,000 from Borrower to Lender dated September 3, 2008

(as amended, the “Original Note”). As of the date hereof the outstanding principal balance of the Original Note is $34,540,028.82, which balance shall be deemed outstanding hereunder.

Lender is hereby irrevocably authorized by Borrower to record the amount outstanding from time to time of the RLOC (as defined in the Loan Agreement) together with the applicable interest, and notations of payments of interest and/or principal received by Lender in respect thereof, which recordation shall, in the absence of manifest error, be conclusive. All advances from Lender to Borrower hereunder may be repaid, without penalty, and readvanced and shall be made in accordance with and pursuant to the terms of the Loan Agreement. Any Event of Default under the Loan Agreement is an event of default under the terms of this Note. Except as expressly provided herein, all terms used in this Note shall have the same meaning as used in the Loan Agreement.

Interest. Subject to the Default Rate as provided in Section 7.7 of the Loan Agreement, interest shall accrue on any outstanding principal amounts hereunder at a variable rate per annum, calculated on the basis of a 365 day year, equal to the one (1) month London Interbank Offered Rate as published in The Wall Street Journal rounded upwards, if necessary, to the nearest whole multiple of one-eighth (1/8) of one percentage point (0.125)(the “Index”) plus the Applicable Margin as defined herein below (the sum of the Index, the Applicable Margin and the Default Rate, if applicable, the “Applicable Interest Rate”).

The Index shall initially be determined on the first business day prior to the date of the first advance hereunder. PROVIDED, that the Index shall be subject to adjustment, up or down, on the first day of April, 2009, and on the first day of each subsequent month thereafter (each such date a “Change Date”), and upon each such adjustment, any principal amounts outstanding hereunder shall be subject to the Applicable Interest Rate reflecting such adjustment. If the Index should no longer be published, the Lender, in the exercise of reasonable judgment, shall substitute another means of determining an annual interest rate, which shall thereafter be the Index as that term is used herein. The Lender will give Borrower notice of such substitution.

Applicable Margin. The Applicable Margin, as referenced herein and subject to the Annual Re-Pricing Event as set forth herein below, shall be as follows (the “Applicable Margin”):

Tiers	Applicable Margin	Debt Ratio

Tier 1	180 basis points (1.80%)	< 35%

Tier 2	200 basis points (2.00%)	≥ 35% < 45%

Tier 3	225 basis points (2.25%)	≥ 45% < 55%

Tier 4	250 basis points (2.50%)	≥ 55% < 60%

For the purposes of this Note, “Debt Ratio” shall have the same meaning assigned thereto in the Loan Agreement. The Applicable Margin shall initially be determined as of the date hereof and shall be adjusted, if a change in the Debt Ratio necessitates such adjustment, as of each fiscal quarter-end thereafter based on financial statements required for such quarter to be furnished by Borrower to Lender pursuant to Section 4.1(c) of the Loan Agreement. Adjustments, if any, in the Applicable Margin shall become effective as of the first business day subsequent to each such fiscal quarter-end, and upon each such adjustment any principal amounts outstanding hereunder shall be subject to the Applicable Interest Rate reflecting such adjustment.

Annual Re-Pricing Event. On or before March 31st of each year beginning in 2010 and each subsequent year thereafter until the RLOC Maturity Date (each such annual date, the “Pricing Agreement Date”), Lender and Borrower do hereby agree to re-negotiate in good faith each tier of the Applicable Margin based upon the market conditions on each such Pricing Agreement Date. PROVIDED, HOWEVER, that in the event that Lender and Borrower cannot reach such an agreement on or before such Pricing Agreement Date, each tier of the Applicable Margin shall increase by two hundred (200) basis points on a cumulative basis until the RLOC Maturity Date or until Lender and Borrower shall otherwise reach agreement in writing and satisfactory to both parties.

Repayment of Principal and Interest. Principal and interest are payable in United States dollars, without offset or deduction of any kind for taxes or otherwise. Accrued interest on all advances shall be due and payable quarterly on the first (1st) day of each successive calendar quarter commencing on April 1, 2009, and continuing so long as there is any principal amount or accrued interest outstanding, with all outstanding principal and accrued interest to be paid in full by the RLOC Maturity Date.

Advances. The Lender agrees, pursuant to the terms and subject to the conditions set forth in the Loan Agreement, to make advances to Borrower from time to time prior to the RLOC Maturity Date, upon the request of Borrower. So long as no Event of Default has occurred and remains uncured beyond any applicable cure period, if any, Borrower may borrow, repay and reborrow (without penalty) hereunder. Each advance shall be made in accordance with the terms and conditions set forth in the Loan Agreement.

This Note is issued pursuant to the Loan Agreement and is entitled to the benefits thereof. The holder of this Note may enforce the agreements of Borrower contained in the Loan Agreement and, upon the occurrence of an Event of Default, may exercise the remedies provided for therein or otherwise available at law or in equity.

Borrower, at its option, subject to the terms of the Loan Agreement and the payment of accrued interest to the date of prepayment, may prepay, and upon the occurrence of certain events shall prepay all or part of the principal outstanding under this Note, without prepayment premium or penalty of any kind.

Upon the occurrence of an Event of Default, as defined in Article 6 of the Loan Agreement, any outstanding principal amount advanced under this Note and any interest then accrued thereon may be declared to be immediately due and payable as provided in the Loan Agreement. This Note may be enforced in any court or other tribunal having jurisdiction as specified in the Loan Agreement over the subject matter hereof, and Borrower shall pay to the holder hereof on demand such amounts in United States dollars as shall be sufficient to pay the enforcement costs and expenses of such holder, including without limitation, reasonable attorney fees and expenses, including, but not limited to, fees and expenses incurred on appeal or in the event the holder takes actions to protect its interests hereunder in proceedings in bankruptcy to the extent set forth in the Loan Documents.

No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of (and any default rate, late charge or other charges, if any) and interest on this Note as provided herein.

Borrower hereby waives presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any rights hereunder in any particular instance shall not constitute a waiver hereof in that or any subsequent instance.

This Note, and all future advances, are secured in the manner provided in the Loan Agreement which, among other things, contains provisions for: (i) the acceleration of the maturity hereof upon the happening of certain events; (ii) optional prepayment of the principal hereof without penalty prior to maturity; (iii) the application of a default rate of interest pursuant to Section 7.7 of the Loan Agreement; and (iv) the waiver of certain provisions of the Loan Agreement, all upon the terms and conditions specified therein.

This Note is the RLOC Note referred to in the Loan Agreement. This Note, except as governed by applicable federal law, shall be construed in accordance with and governed by the laws of the State of Florida.

Agreed to and given under the hand and seal of the undersigned on the day first set forth above.

ALICO, INC.

/s/ Patrick W. Murphy	(Seal)
Patrick W. Murphy, Chief Financial Officer